Exhibit 99.1

DermTech Reports Third Quarter 2020 Financial Results

LA JOLLA, Calif. – November 10, 2020 – DermTech, Inc. (NASDAQ: DMTK) (“DermTech”), a leader in precision dermatology enabled by a non-invasive skin genomics platform, today reported unaudited financial results as of and for the quarter ended September 30, 2020.

Third Quarter Highlights

•	Assay revenues of $1.2 million for the third quarter of 2020, a 220% increase compared to the third quarter of 2019 and a 90% sequential increase over the second quarter of 2020.
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Billable sample volume of approximately 6,700 for the third quarter of 2020, an 86% increase compared to approximately 3,600 recorded for the third quarter of 2019 and a 107% sequential increase over the second quarter of 2020.

•	Appointed Michael D. Howell, Ph.D. to the role of chief scientific officer.

“I am pleased that we have resumed growth following the second quarter COVID dip and that we are now seeing both sample volume and ordering clinician growth above pre-COVID levels. I am also encouraged to see commercial payors resume new technology reviews and with the progress we are seeing on the reimbursement front” said John Dobak, M.D., chief executive officer of DermTech. “While the recent increase in COVID cases and greater state restrictions are concerning, I am proud of the way we have managed the headwinds presented by the pandemic with our augmented sales force.  We are confident our non-invasive skin genomics platform has the opportunity to transform the practice of dermatology and that we have laid the groundwork for future growth.”

Third Quarter 2020 Financial Results

Total revenues for the three months ended September 30, 2020 were $1.4 million, an increase of 141%, compared to $0.6 million for the same period of 2019. Assay revenues increased $0.8 million, or 220%, to $1.2 million for the three months ended September 30, 2020, compared to $0.4 million for the same period of 2019. The increase in assay revenues was primarily due to higher billable sample volume and revenue recognition of Medicare samples that have been covered by Medicare since our final local coverage determination became effective in February 2020. Billable sample volume increased 86% to approximately 6,700 for the three months ended September 30, 2020, compared to approximately 3,600 for the same period of 2019. Contract revenues decreased $0.1 million, or 28%, to $0.1 million for the three months ended September 30, 2020, compared to $0.2 million for the same period of 2019.

Gross margin for the three months ended September 30, 2020 was -18%, compared to -38% for the same period of 2019. The improvement in gross margin was largely driven by increased revenue recognition of Medicare samples. Assay gross margin for the three months ended September 30, 2020 was -29%.

Sales and marketing expenses for the three months ended September 30, 2020 were $4.6 million, an increase of 132%, compared to $2.0 million for the same period of 2019. The increase was primarily attributable to sales force expansion and additional marketing investment to increase awareness of our Pigmented Lesion Assay.

Research and development expenses for the three months ended September 30, 2020 were $1.6 million, an increase of 114%, compared to $0.8 million for the same period of 2019. The increase was primarily due to higher compensation costs related to expanding the research and development team as well as increased spend on laboratory supplies.

General and administrative expenses for the three months ended September 30, 2020 were $2.9 million, a decrease of 9%, compared to $3.2 million for the same period of 2019. The decrease was primarily due to reduced legal costs in the current quarter since the business combination was completed in August 2019.

Net loss for the three months ended September 30, 2020 was $9.4 million, which included $1.4 million of non-cash stock-based compensation, compared to a net loss of $5.7 million for the same period of 2019, which included $0.7 million of non-cash stock-based compensation.

Cash, cash equivalents, and marketable securities totaled $51.5 million as of September 30, 2020.

Outlook and COVID-19

Due to uncertainty surrounding the COVID-19 pandemic, DermTech will not provide financial guidance for the remainder of fiscal year 2020 at this time. Management anticipates providing an update at the time of its fourth quarter earnings announcement, to the extent practicable, based on available information at that time.

Conference Call and Webcast Information

DermTech will host a conference call and webcast to discuss the third quarter financial results on Tuesday, November 10, 2020 at 1:30 p.m. Pacific time / 4:30 p.m. Eastern time. The conference call can be accessed live over the phone by dialing (844) 467-7114 for U.S. callers or (409) 231-2086 for international callers, using conference ID: 7281317. The live webcast can be accessed at investors.dermtech.com.

About DermTech:

DermTech is the leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by our non-invasive skin genomics platform. DermTech’s mission is to transform the practice of dermatology through more accurate diagnosis and treatment, and the elimination of unnecessary surgery, leading to improved patient care and lower costs. DermTech provides genomic analysis of skin samples collected non-invasively using an adhesive patch rather than a scalpel. DermTech markets and develops products that facilitate the early detection of skin cancers, and is developing products that assess inflammatory diseases and customize drug treatments. For additional information on DermTech, please visit DermTech’s investor relations site at: www.DermTech.com.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to: the performance, patient benefits, cost-effectiveness, commercialization and adoption of DermTech’s products and the market opportunity therefor, DermTech’s negotiations with private payors, and DermTech’s ability to expand its product offerings. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional funding to develop and market its products; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by Medicare and private payors; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to grow, manage growth and retain its key employees; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties included in (x) the “Risk Factors” section of the most recent Quarterly Report on Form 10 Q filed by DermTech with the Securities and Exchange Commission (the “SEC”), and (y) other documents filed or to be filed by DermTech with the SEC. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact information

Press and Media:

Sarah Dion

sdion@dermtech.com

(858) 450-4222

Investors:

Westwicke Partners

Caroline Corner, PhD

caroline.corner@westwicke.com

(415) 202-5678

DERMTECH, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$14,625	$15,374
Short-term marketable securities	36,906	—
Accounts receivable	1,007	680
Inventory	115	35
Prepaid expenses and other current assets	1,881	1,061
Total current assets	54,534	17,150
Property and equipment, net	2,324	977
Other assets	167	84
Total assets	$57,025	$18,211
Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$819	$1,609
Accrued compensation	1,790	1,142
Accrued liabilities	484	218
Short-term deferred revenue	1,005	1,390
Deferred underwriting fees	—	1,363
Total current liabilities	4,098	5,722
Long-term deferred revenue	679	—
Total liabilities	4,777	5,722
Commitments and contingencies:
Series A convertible preferred stock, $0.0001 par value per share; zero and 1,250 Series A shares authorized as of September 30, 2020 and December 31, 2019; zero and 1,231 shares issued and outstanding at September 30, 2020 and December 31, 2019; zero and $7.6 million liquidation preference at September 30, 2020 and December 31, 2019	—	—
Stockholders’ equity:
Common stock, $0.0001 par value per share; 50,000,000 shares authorized as of September 30, 2020 and December 31, 2019; 19,590,998 and 12,344,818 shares issued and outstanding at September 30, 2020 and December 31, 2019	2	1
Additional paid-in capital	169,163	103,599
Accumulated deficit	(116,917)	(91,111)
Total stockholders’ equity	52,248	12,489
Total liabilities, convertible preferred stock and stockholders’ equity	$57,025	$18,211

DERMTECH, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Assay revenue	$1,233	$385	$2,678	$905
Contract revenue	129	180	1,086	870
Total revenues	1,362	565	3,764	1,775
Cost of revenues	1,608	779	4,256	2,100
Gross profit/(loss)	(246)	(214)	(492)	(325)
Operating expenses:
Sales and marketing	4,594	1,976	10,973	3,872
Research and development	1,618	757	3,380	1,847
General and administrative	2,939	3,212	10,980	6,446
Total operating expenses	9,151	5,945	25,333	12,165
Loss from operations	(9,397)	(6,159)	(25,825)	(12,490)
Other expense:
Gain on debt extinguishment	—	928	—	928
Interest income/(expense)	9	(364)	19	(2,657)
Other expense	—	(131)	—	(355)
Total other income/(expense)	9	433	19	(2,084)
Net loss	$(9,388)	$(5,726)	$(25,806)	$(14,574)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	18,928,418	7,134,642	16,069,989	5,331,876
Net loss per common share outstanding, basic and diluted	$(0.50)	$(0.80)	$(1.61)	$(2.73)